EXHIBIT 4.3

Form of 77/8% Senior Note due 2018

[Face of Note]

CUSIP

ISIN

77/8% Senior Notes due 2018

No.	$

METROPCS WIRELESS, INC.

promises to pay to [                    ] or registered assigns,

the principal sum of                                       DOLLARS on                     , 20     .

Interest Payment Dates: March 1 and September 1

Record Dates: February 15 and August 15

Dated:                     , 20

METROPCS WIRELESS, INC.

By:
Name:
Title:

This is one of the Notes referred to

in the within-mentioned Supplemental Indenture:

WELLS FARGO BANK, N.A.,

   as Trustee

By:
Authorized Signatory

[Back of Note]

77/8% Senior Notes due 2018

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Supplemental Indenture]

Capitalized terms used herein have the meanings assigned to them in the Supplemental Indenture referred to below unless otherwise indicated.

(1) INTEREST. MetroPCS Wireless, Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 7.875% per annum from                    , 20         until maturity. The Company will pay interest semi-annually in arrears on March 1 and September 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be                     , 20         . Interest will be computed on the basis of a 360-day year of twelve 30-day months. If an Interest Payment Date or the maturity date falls on a day that is not a business day, the related payment of principal or interest will be made on the next succeeding business day as if made on the date the payment was due, and no interest shall accrue for the intervening period.

(2) METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the February 15 or August 15 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Supplemental Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose within the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the books and records of the Registrar; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, Wells Fargo Bank, N.A., the Trustee under the Supplemental Indenture, has arranged for its agent, Wells Fargo Bank, N.A., to act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

(4) SUPPLEMENTAL INDENTURE. The Company issued the Notes under a Supplemental Indenture, dated as of September 21, 2010 (the “Supplemental Indenture”), among the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the

Supplemental Indenture and those made part of the Supplemental Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Supplemental Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Supplemental Indenture, the provisions of the Supplemental Indenture shall govern and be controlling. The Notes are unsecured obligations of the Company. The Supplemental Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5) OPTIONAL REDEMPTION.

(a) On or after September 1, 2014, the Company will have the option to redeem all or a part of the Notes upon not less than 30 (or such shorter period as may be permitted by the eligibility rules of the Depositary) nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the Notes redeemed to the applicable redemption date, if redeemed during the twelve-month period beginning on September 1 of the years indicated below, subject to the rights of Holders on the relevant record date to receive interest on the relevant interest payment date for periods prior to such redemption date:

Year	Percentage
2014	103.938%
2015	101.969%
2016 and thereafter	100.000%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

At any time prior to September 1, 2014, the Company may also redeem all or a part of the Notes, upon not less than 30 (or such shorter period as may be permitted by the eligibility rules of the Depositary) nor more than 60 days prior notice sent electronically or mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the applicable date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date for periods prior to such date of redemption.

(b) Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, at any time prior to September 1, 2013, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Supplemental Indenture at a redemption price of 107.875% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of the Company or contributions to the Company’s common equity capital made with the net cash proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of Parent; provided that at least 65% in aggregate principal amount of the Notes issued under the Supplemental Indenture (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption and that such redemption occurs within 180 days of the date of the closing of such sale of Equity Interests by the Company or the date of contribution to the Company’s common equity capital made with net cash proceeds of one or more sales of Equity Interests by Parent.

(6) MANDATORY REDEMPTION.

The Company is not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7) REPURCHASE AT THE OPTION OF HOLDER.

(a) If there is a Change of Control Triggering Event, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000) of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date for periods prior to such repurchase date (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, the Company will send a notice to each Holder and the Trustee describing the transaction or transactions and identify the ratings decline that together constitute the Change of Control Triggering Event and setting forth the procedures governing the Change of Control Offer as required by the Supplemental Indenture.

(b) If the Company or a Restricted Subsidiary of the Company consummates any Asset Sales, within twenty days of each date on which the aggregate amount of Excess Proceeds exceeds $20.0 million (or, if the Merger has been consummated, $100.0 million), the Company shall apply the entire aggregate amount of unutilized Excess Proceeds (not only the amount in excess of $20.0 million (or, if the Merger has been consummated, $100.0 million)) to make an offer (an “Asset Sale Offer”) to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions requiring the Company to make an offer to purchase or redeem with the proceeds of sales of assets (an “Asset Sale Offer”) pursuant to Section 3.09 of the Supplemental Indenture to purchase or redeem the maximum principal amount of Notes (including any Additional Notes) and such other pari passu Indebtedness that may be purchased or redeemed out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and such other pari passu Indebtedness that may be purchased or redeemed with Excess Proceeds thereof plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in the Supplemental Indenture. To the extent that the aggregate amount of Notes (including any Additional Notes) and other pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company (or such Restricted Subsidiary) may use such deficiency for any purpose not otherwise prohibited by the Supplemental Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the Company shall select such other pari passu Indebtedness to be purchased or redeemed on a pro rata basis. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

(8) NOTICE OF REDEMPTION. Notice of redemption will be sent electronically or mailed by first-class mail at least 30 days (or such shorter period as may be permitted by the eligibility rules of the Depositary) but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed, except that redemption notices may be sent or mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Supplemental Indenture. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed.

(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Supplemental Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Supplemental Indenture. The Company need not exchange or register the transfer or exchange of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes (i) for a period beginning at the opening of business 15 days immediately preceding the sending of notice of redemption of Notes selected for redemption and ending at the close of business on the day such notice is sent or (ii) during the period between a record date and the corresponding Interest Payment Date.

(10) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

(11) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Supplemental Indenture or the Notes or the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class, and any existing Default or Event or Default or compliance with any provision of the Supplemental Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class. Without the consent of any Holder of a Note, the Supplemental Indenture or the Notes or the Note Guarantees may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of the Notes and Note Guarantees in case of a merger or consolidation, to effect the release of a Guarantor from its Note Guarantee and the termination of such Note Guarantee (all accordance with the provisions of the Supplemental Indenture governing such release and termination), to add any Subsidiary Guarantee or to secure the Notes or any Subsidiary Guarantee, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Supplemental Indenture of any such Holder, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Supplemental Indenture under the TIA, to conform the text of the Supplemental Indenture or the Notes to any provision of the “Description of notes” section of the Company’s Prospectus Supplement, dated September 7, 2010, relating to the initial offering of the Notes, to the extent that such provision in that “Description of notes” was intended to be a verbatim recitation of a provision of the Supplemental Indenture, the Note Guarantees or the Notes, in each case as evidenced by an Officers’ Certificate, to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Supplemental Indenture, or to allow any Guarantor to execute a supplemental indenture to the Supplemental Indenture and/or a Note Guarantee with respect to the Notes.

(12) DEFAULTS AND REMEDIES. Events of Default include: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes, (iii) failure the Company for 120 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with the provisions described in Section 4.03 of the Supplemental Indenture; (iv) failure by the Company or any of its Restricted Subsidiaries for 30 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with Section 4.10 or 4.15 (in each case other than a failure to purchase Notes that will constitute an Event of Default under clause (ii)) or 5.01 of the Supplemental Indenture; (v) failure by the Company or any of its Restricted Subsidiaries for 90 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in the Supplemental Indenture or the Note; (vi) default under certain other agreements relating to Indebtedness of the Company which default results in the acceleration of such Indebtedness prior to its express maturity, for so long as such default or acceleration is continuing; (vii) certain final judgments for the payment of money aggregating in excess of the greater of (x) $50.0 million and (y) 0.5% of the Company’s Total Assets at such time (or, if the Merger has been consummated, in excess of $100.0 million) (to the extent not covered by insurance) that remain undischarged for a period of 60 consecutive days, (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; and (ix) except as permitted by the Supplemental Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Guarantor or any Person acting on its behalf denies or disaffirms its obligations under such Guarantor’s Note Guarantee. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Supplemental Indenture or the Notes except as provided in the Supplemental Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal of or interest or premium, if any, on the Notes) so long as a committee of its Responsible Officers in good faith determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the

Holders, rescind an acceleration and its consequences, if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium, if any, that has become due solely because of the acceleration) have been cured or waived. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Supplemental Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

(13) TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee.

(14) NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, member, manager, partner, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Supplemental Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

(15) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(16) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(18) GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE SUPPLEMENTAL INDENTURE, THIS NOTE AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Company will furnish to any Holder upon written request and without charge a copy of the Supplemental Indenture. Requests may be made to:

MetroPCS Communications, Inc.

2250 Lakeside Blvd.

Richardson, Texas 75082

Attention: Vice President and Treasurer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                                                 to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Supplemental Indenture, check the appropriate box below:

☐ Section 4.10                                                              ☐ Section 4.15

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Supplemental Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE *

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

FORM OF NOTATION OF GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Supplemental Indenture) has, jointly and severally, unconditionally and absolutely guaranteed, to the extent set forth in the Supplemental Indenture and subject to the provisions in the Supplemental Indenture, dated as of September 21, 2010 (the “Supplemental Indenture”), among MetroPCS Wireless, Inc., (the “Company”), the Guarantors party thereto and Wells Fargo Bank, N.A., as trustee (the “Trustee”), (a) the due and punctual payment of the principal of, premium, if any, and interest on, the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of and interest on the Notes, if any, if lawful, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Supplemental Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Note Guarantee and the Supplemental Indenture are expressly set forth in Article 10 of the Supplemental Indenture and reference is hereby made to the Supplemental Indenture for the precise terms of the Note Guarantee.

Capitalized terms used but not defined herein have the meanings given to them in the Supplemental Indenture.

[NAME OF GUARANTOR(S)]

By:
Name:
Title: